   As filed with the Securities and Exchange Commission on November 3, 1995



                                                   REGISTRATION NO. 33-63119


================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ---------------------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          ---------------------------

                               BROOKE GROUP LTD.

             (Exact name of registrant as specified in its charter)

          DELAWARE                   100 S.E. SECOND STREET                   51-0255124
(State or other jurisdiction          MIAMI, FLORIDA 33131                 (I.R.S. Employer
     of incorporation or                 (305) 579-8000                 Identification Number)
       organization)              (Address, including zip code,
                                  and telephone number, including
                                   area code, of Registrant's
                                  principal executive offices)

                          ---------------------------

                                  MARC N. BELL
                                GENERAL COUNSEL
                               BROOKE GROUP LTD.
                             100 S.E. SECOND STREET
                             MIAMI, FLORIDA  33131
                                 (305) 579-8000

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:

                                MARK L. WEISSLER
                        MILBANK, TWEED, HADLEY & McCLOY
                            1 CHASE MANHATTAN PLAZA
                           NEW YORK, NEW YORK  10005
                                 (212) 530-5000

                          ---------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If any of the securities being registered on this form are to be offered pursuant to dividend or reinvestment plans, please check the following box. / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                                     -----------

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                   -----------

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /



                     -------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                                NOVEMBER 3, 1995
                             SUBJECT TO COMPLETION


PROSPECTUS


                                1,000,000 SHARES

                               BROOKE GROUP LTD.

                                  COMMON STOCK

                                (PAR VALUE $.10)


                          ----------------------------

                 This Prospectus relates to 1,000,000 shares of Common Stock, par value $.10 per share (the "Shares"), of Brooke Group Ltd. (the "Company") which may be offered for sale from time to time by the Selling Stockholder named herein, or by such Selling Stockholder's pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through agents in one or more transactions at varying prices determined at the time of sale or at negotiated prices. The Company will not receive any of the proceeds from any such sales. See "Selling Stockholder" and "Plan of Distribution".


                 The Company's common stock is listed on the New York Stock Exchange under the symbol "BGL". The last reported sale price of the Common Stock on the New York Stock Exchange on November __, 1995 was
         $     per share.



                          ----------------------------


        SEE "RISK FACTORS" (LOCATED ON PAGES 3-8 OF THIS PROSPECTUS)
         FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED
                   BY POTENTIAL PURCHASERS OF THE SHARES.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ----------------------------


                THE DATE OF THIS PROSPECTUS IS NOVEMBER __, 1995

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC in Washington, D.C., and at the SEC's Regional Offices at 7 World Trade Center, New York, New York and 500 West Madison Street, Chicago, Illinois. Copies of such information can be obtained from the Public Reference Section of the SEC, Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected and copied at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York. Any interested parties may inspect the Registration Statement, without charge, at the public reference facilities at the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004, and may obtain copies of all or any part of it from the Public Reference Section of the SEC at the above address upon payment of the fees prescribed by the SEC.

         The Company has filed with the SEC a registration statement on Form S-3 under the Securities Act (together with any amendments thereto, the "Registration Statement") with respect to the Shares being offered pursuant to this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement and the documents incorporated herein by reference.

         No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholder or any underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the Shares or an offer to sell, or a solicitation of an offer to buy, Shares in any jurisdiction in which, or to any person to whom, such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


        The following Company documents filed with the SEC (File No. 1-5759) are incorporated herein by reference: (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1994; (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995, respectively; (3) Current Report on Form 8-K dated January 13, 1995; (4) Current Report on Form 8-K dated January 25, 1995; (5) Current Report on Form 8-K dated October 2, 1995; (6) the description of the Common Stock contained in a registration statement filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description; and (7) all other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares.


         Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person including a beneficial owner to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests should be directed to Marc N. Bell, Brooke Group Ltd., 100 S.E. Second Street, Miami, Florida 33131, telephone (305) 579-8000.

                                  RISK FACTORS

        Before purchasing the Shares offered hereby, a prospective investor should consider, among other things, the following factors set forth below, as well as the other information set forth elsewhere in the Prospectus, in evaluating the Company, its business prospects and the Shares.

HIGH DEGREE OF LEVERAGE; NET WORTH DEFICIENCY; RECENT LOSSES

        At June 30, 1995 the Company had total outstanding indebtedness of $409,043,000 and a net worth deficiency of $336,039,000. The Company has substantial near-term debt service requirements, with required principal payments of $26,491,000, $7,985,000, $129,814,000 and $163,990,000 in the years
1995 through 1998, which principal payment include, as to 1995 only, the 13.75% Series 1 Senior Secured Notes 1995 (the "Series 1 Notes"), which such Series 1 Notes are no longer outstanding. The Company has experienced losses from continuing operations since 1991 and earnings have been insufficient to cover fixed charges for the last 2 years and the first six months of the current year. In addition, Liggett Group Inc. ("Liggett"), the Company's principal operating subsidiary, had a net worth deficit at June 30, 1995 and for the period ended December 31, 1993 experienced a net loss and a deficiency in earnings available to cover fixed charges. See "Certain Risk Regarding Liggett and the Cigarette Industry - Net Worth Deficit; Recent Losses and Interest Coverage Deficiency".

HOLDING COMPANY STRUCTURE; DEPENDENCE ON CASH FROM SUBSIDIARIES
AND CERTAIN INVESTMENTS; STRUCTURAL SUBORDINATION

        The Company is a holding company and has no operations of its own. Accordingly, the ability of the Company to pay dividends on the Shares is substantially dependent on the ability of New Valley Corporation ("New Valley") (in which the Company indirectly holds an approximate 42% voting interest) and of Liggett and the Company's other subsidiaries to generate cash and the availability of that cash to the Company. Certain covenants in Liggett's debt instruments impose restrictions on, among other things, Liggett's ability to declare and pay dividends or make other advances, payments or distributions to the Company and its subsidiaries. As a result, Liggett has not paid dividends since November 1992 and is not expected to pay dividends in the foreseeable future. Additionally, certain covenants in an Indenture, dated as of September 30, 1994 between BGLS Inc., a wholly-owned subsidiary of the Company ("BGLS"), and Shawmut Bank, N.A., as Trustee (the "Indenture") relating to the BGLS's ability to pay or make dividends, distributions and other Restricted Payments (as defined in the Indenture) restrict the ability of BGLS to distribute the stock of Liggett held by it, but such covenants are subject to important qualifications and limitations.

        New Valley's First Amended Joint Chapter 11 Plan of Reorganization, as amended (the "Joint Plan"), and the Indenture impose certain restrictions on transactions with the Company and certain of its subsidiaries or affiliates, including restrictions relating to payments and distributions to the Company and certain of its subsidiaries and affiliates from New Valley and New Valley Holdings, Inc., a wholly-owned subsidiary of BGLS ("NV Holdings"). Moreover, as a controlling shareholder (through BGLS and NV Holdings) of New Valley, the Company is under a legal obligation to deal fairly with New Valley, which may limit its ability to enter into transactions with New Valley that result in the receipt of cash from New Valley and to influence New Valley's dividend policy in certain respects.

        In addition, the Company does not hold (directly or indirectly) a majority of New Valley's voting power and may not be able to control New Valley's dividend policy. Since the Company indirectly owns (through NV Holdings and BGLS) less than an absolute majority of each class of New Valley capital stock held by NV Holdings and BGLS (other than, due to recent share repurchases by New Valley, the Class A Preferred Shares of New Valley), a majority of any cash and other assets distributed by New Valley with respect to any such class (other than such Class A Preferred Shares) will be distributed to persons other than the Company and its subsidiaries.

        The Company's receipt of income from its principal subsidiaries and investments is an important source of its liquidity and capital resources, and, as described above, its ability to receive such income is subject to a number of risks and uncertainties. If the Company does not generate sufficient cash flow from continuing operations to satisfy its debt service obligations, it will be required to secure additional funds from other sources. There can be no assurance that the Company will be able to secure such additional funds at all or on terms acceptable to the Company.

        Moreover, holders of the Shares are in effect in a subordinate position with respect to claims of creditors against the Company's subsidiaries. Liggett had outstanding approximately $183,692,000 of secured indebtedness for borrowed money at June 30, 1995, and is also subject to substantial contingent litigation liabilities.

CERTAIN RISKS REGARDING LIGGETT AND THE CIGARETTE INDUSTRY

        Net Worth Deficit; Recent Losses and Interest Coverage Deficiency. At June 30, 1995, Liggett had a net worth deficiency of $156,020,000. During the year ended December 31, 1993, Liggett incurred a net loss of $31,400,000, and experienced deficiencies in earnings available to cover its own fixed charges of $18,900,000. The Company's management believes that Liggett's 1993 loss resulted primarily from dramatic pricing, volume and other changes affecting the tobacco industry in general, although no assurance can be given that such losses will not recur. Although Liggett had net income of $15,400,000 for the year ended December 31, 1994, it showed a net loss of $759,000 for the first six months of 1995, and earnings were inadequate to cover fixed charges by $1,038,000 for this period. Liggett's leverage could impair its ability to withstand competitive pressures or adverse economic conditions and to take advantage of business opportunities. At June 30, 1995, Liggett had outstanding approximately $126,337,000 of 11.5% Series B Senior Secured Notes due 1999 and $32,350,000 of 19.75% Series C Senior Secured Notes due 1999. In addition, Liggett has a $40,000,000 revolving credit facility (the "Liggett Facility"), under which $22,600,000 was outstanding at June 30, 1995. The Liggett Facility expires on March 8, 1997. While Liggett currently is in compliance with all financial covenants (based on working capital and net worth ratios) under the Liggett Facility, failure to remain in compliance, or having borrowings outstanding in excess of the amount permitted based on the amount of eligible receivables and inventory, could result in the inability to borrow further and in the acceleration of outstanding indebtedness under the Liggett Facility. If Liggett is unable to meet its earnings requirements due to additional changes in industry conditions or otherwise, then Liggett could be in violation of certain debt covenants, and, if the lenders were to exercise acceleration rights or refuse to advance under the Liggett Facility, Liggett may not be able to satisfy such demands. Liggett's ability to satisfy its debt service obligations will depend on its operating performance and liquidity, as well as on prevailing economic conditions and on financial, business, industry and other factors which may be largely beyond Liggett's control.

        Tobacco Industry Problems; Liggett's Competitive Position in Industry. Liggett has suffered substantial losses and liquidity problems as a result of severe adverse developments in the tobacco industry, including substantial price reductions in full-price brands and certain leveraged trade programs of its largest rivals. Liggett is substantially smaller and has fewer resources than all its major competitors and has a correspondingly limited ability to respond to market developments. The U.S. cigarette market is highly concentrated and has extremely high barriers to entry. After the acquisition by B.A.T. Industries plc of American Tobacco Company, three firms control approximately 90% of the U.S. market. Philip Morris Companies Inc. ("Philip Morris") is the largest and most profitable manufacturer in the market, and its profits derive principally from its sale of lucrative premium cigarettes. Philip Morris has in excess of 50% of the premium segment. Philip Morris and RJR Nabisco Inc., the two largest cigarette manufacturers, have historically, because of their dominant market share, been able to determine cigarette prices for the various pricing tiers within the industry. The other cigarette manufacturers have historically brought their prices into line with the levels established by the two major manufacturers. Since at least 1993, management believes that Philip Morris's market strategy has been to minimize the actual price spread between discount and premium products and to curtail the sales made by the makers of discount products. In part, Philip Morris sought to minimize that spread by dropping its premium prices in early 1993. In addition, that strategy has also been carried out through wholesale and retail trade programs.

        Liggett's overall market share for the 12 months ended June 30, 1995 was 2.2%, down from 2.4% for the prior 12 months ended June 30, 1994. Liggett's share of the premium segment for the 12 months ended June 30, 1995 was .5%, down from .6% for the prior 12-month period. Liggett's share of the discount segment for the 12 months ended June 30, 1995 was 1.7%, down from 1.8% for the prior 12-month period. Management believes that but for the above described trade programs, the Company's performance, both as to profitability and volume, would have been better.

        Industry-wide shipments of cigarettes in the United States have been steadily declining for several years. Even though The Maxwell Consumer Report, a recognized industry publication estimates that domestic industry-wide shipments actually increased by 6.2% in 1994, the Company does not believe this trend will continue. Liggett's management believes that future shipments will return to historical decline rates as a result of numerous factors, including health considerations, diminishing social acceptance of smoking, legislative limitations on smoking in public places and federal and state excise tax increases which have augmented cigarette price increases. Unlike its major competitors, Liggett does not have significant operations overseas, where cigarette consumption is still growing, and there can be no assurance that Liggett will be in a position to compete overseas.

        Certain Litigation. Since 1954, Liggett and other United States cigarette manufacturers have been named as defendants in a number of direct and third-party actions predicated on the theory that they should be liable for damages from cancer and other adverse health effects alleged to have been caused by cigarette smoking or by exposures to so-called secondary smoke from cigarettes. These cases are reported hereinafter as though having been commenced against Liggett (without regard to whether such actually were commenced against the Company in its former name or in its present name or against Liggett), since all involve the tobacco manufacturing and marketing activities currently performed by Liggett. The number of such cases pending against Liggett and the other cigarette manufacturers had decreased generally since early 1987, after several years of increases, but new cases continue to be brought against Liggett and other cigarette manufacturers, with the number of such cases now pending against Liggett being significantly greater than in 1993. As new cases are initiated, the costs associated with defending such cases and the risks attendant on the inherent unpredictability of litigation continue. In 1994, four class action lawsuits were brought against Liggett and other cigarette manufacturers, representing the first time class actions were brought against the cigarette industry. In the three of these cases which remain pending, plaintiffs' motions for class certification were granted in whole or in part, and the defendants have appealed each of these rulings. Four states have actions against Liggett and the other named cigarette manufacturers seeking restitution and indemnity for certain Medicaid costs allegedly incurred as a result of tobacco-related illnesses. In one of these actions (Florida), the case was commenced pursuant to an enabling statute. Currently, approximately 56 product liability lawsuits, which have been filed in various jurisdictions, are pending and active in which Liggett is a defendant. Of these, 34 are pending in the State of Florida, with 32 of these 34 having been commenced during 1995. In most of these lawsuits, plaintiffs seek punitive as well as compensatory damages. The Company is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of the cases pending against Liggett. It is possible that Liggett's financial position, results of operations or cash flows could be materially affected by an ultimate unfavorable outcome of any of this certain pending litigation.

        Recent Regulatory and Legislative Developments. The State of Florida enacted legislation, effective July 1, 1994, allowing certain state authorities or entities to commence litigation to seek recovery of Medicaid payments made on behalf of Medicaid recipients as a result of disease allegedly caused by liable third parties. Though not limited to the tobacco industry, the statutory scheme would impose, if ultimate liability of the cigarette industry was established in litigation, a liability based upon market share for such payments made for diseases allegedly caused by the smoking of or exposure to cigarettes. The statute abrogates comparative negligence, assumption of risk and other defenses typically available for liable third parties and, by its stated language, permits the use of statistical evidence to prove causation. In addition, the State of Massachusetts has recently enacted legislation authorizing lawsuits by the attorney general of Massachusetts to recover certain medical assistance payments paid by such state to medical assistance payment recipients as a result of diseases allegedly caused by liable third parties. On May 6, 1995, the Florida legislature voted favorably on a bill to repeal the legislation referred to herein. The governor of Florida has vetoed the repealing legislation and it is uncertain at this time if and when the Florida legislature may override this veto. The Florida legislature is not in session at this time. Recent federal legislation imposing domestic tobacco content requirements on cigarette manufacturers was repealed retroactively
(as of December 31, 1994) coincident in time with the recent issuance of a Presidential proclamation imposing tariffs on imported tobacco in excess of certain quotas. In March 1994, the Food and Drug Administration (the "FDA") began an investigation of whether cigarettes should be regulated by that agency. An FDA advisory panel has stated that it believes nicotine is addictive. On August 10, 1995, the FDA filed in the Federal Register a Notice of Proposed Rule-Making which would classify tobacco as a drug, assert jurisdiction by the FDA over the manufacture and marketing of tobacco products and impose restrictions on the sale, advertising and promotion of tobacco products. The FDA's stated objective and focus for its initiative is to limit access to cigarettes by minors by measures beyond the restrictions either mandated by existing federal, state and local laws or voluntarily implemented by major manufacturers in the industry. Liggett and the other four major cigarette manufacturers responded by filing a civil action in the United States District Court for the Middle District of North Carolina on that day challenging the legal authority of the FDA to assert such jurisdiction. Management is unable to predict the outcome of this litigation. Management is also unable to predict the effects of such a classification or of such regulations, if implemented, on Liggett, but such actions could have an unfavorable impact thereon.

        Potential Increases in Excise Tax. The sale of cigarettes is subject to substantial federal excise taxes as well as various state and local government excise taxes. The price of cigarettes includes federal excise taxes at the rate of $12.00 per 1,000 cigarettes. This tax, which was levied as of January 1, 1993, increased the previous federal excise tax which had been at the rate of $10.00 per 1,000 cigarettes. In the prior session of Congress, health care legislation was introduced which would have substantially increased excise taxes currently on cigarettes. While that legislation was not enacted, proposals to increase federal excise taxes are pending before Congress and there remains a possibility that additional proposals to increase excise taxes may be put forward. A substantial excise tax increase could accelerate the trend away from smoking and could have an unfavorable effect on Liggett's sales. Excise and similar taxes on cigarettes, which are levied upon and typically paid by the distributors, are also in effect in the 50 states, the District of Columbia and many municipalities. These state and local taxes range from approximately $1.25 to $37.50 per 1,000 cigarettes.

CERTAIN AFFILIATE TRANSACTIONS

        Certain affiliates of the Company have entered into various transactions with the Company and with other affiliates of the Company. Existing contracts with such companies include services agreements under which Liggett and COM Products Inc. (a direct subsidiary of BGLS) receive financial and administrative services from the Company, a tax-sharing agreement between Liggett and the Company, expense sharing arrangements between BGLS and the Company and the provision of certain services by Liggett to a Russian joint stock company, a majority of whose equity is indirectly owned by BGLS. In addition, the Company has entered into certain arrangements with individuals who serve as officers or directors of companies affiliated with the Company, certain portions of the cost of which have been charged by the Company to such affiliated companies.

        The Indenture, the Liggett Indenture and certain other indentures to which BGLS is a party contain restrictions on the ability of BGLS and Liggett to enter into additional transactions with their respective affiliates, including the Company. In addition, the Joint Plan imposes certain restrictions on the ability of New Valley to enter into transactions with affiliates, and the Company, as the indirect controlling shareholder of New Valley, is under a legal obligation to deal fairly with New Valley, which obligation may limit the Company's ability to enter into certain transactions with New Valley or to influence New Valley's dividend policy. The restrictions described in this paragraph are subject to important limitations and qualifications.

UNCERTAINTY OF OTHER POTENTIAL ACQUISITIONS

        New Valley currently holds a substantial amount of cash and marketable securities. This subjects investors to increased risk and uncertainty, because they are unable to evaluate the manner in which this cash will be invested and the economic merits of particular investments. There may be substantial delay in locating suitable investment opportunities. In addition, New Valley may not have relevant management experience in the areas in which New

Valley may become involved. No assurance can be given that New Valley will be successful in targeting, consummating or managing any of these investments.

UNCERTAINTIES RELATING TO OPERATIONS IN RUSSIA

        The Company and certain of its subsidiaries have significant investments in cigarette manufacturing and real estate development operations in Russia and are considering additional investment in Russia. To date, such operations in Russia have not been profitable. Business operations in Russia are subject to a high level of risk. Since the breakup of the Soviet Union at the end of 1991, Russia has experienced dramatic political, social and economic change, including severe inflation. The political system in Russia is emerging from a long history of extensive state involvement in economic affairs and is undergoing a rapid transition from a centrally controlled command system to a more market-oriented model. The Company may be affected unfavorably by political or diplomatic developments, regional tensions, currency repatriation restrictions, foreign exchange fluctuations and other political or diplomatic developments in the law or regulations in Russia and, in particular, the risks of expropriation, nationalization and confiscation of assets and changes in legislation relating to foreign ownership. In addition, an undeveloped system of commercial laws (including the enforcement of laws) and markets adds to the risk of investments in Russia. No assurance can be given as to the potential profitability (if any) and effect on liquidity and cash flow that investments in Russia may have on the Company.

POSSIBLE REGULATION UNDER THE INVESTMENT COMPANY ACT OF 1940

         As a result of recent asset dispositions pursuant to the Joint Plan, New Valley has accumulated a significant amount of cash which it may be required to reinvest in operating companies in the near future in order to avoid potentially burdensome regulation under the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Investment Company Act and the rules and regulations thereunder require the registration of, and impose various substantive restrictions on, companies that engage primarily in the business of investing, reinvesting or trading in securities or engage in the business of investing, reinvesting, owning, holding or trading in securities and own or propose to acquire "investment securities" having a value in excess of 40% of a company's "total assets". New Valley, which is now above this threshold as a result of dispositions of its operating businesses pursuant to the Joint Plan, is relying on the temporary exemption from registration under the Investment Company Act provided by Rule 3a-2 thereunder. New Valley will attempt to be engaged, within the one-year period prescribed by Rule 3a-2, primarily in a business or businesses other than that of investing, reinvesting, owning, holding or trading in securities, or in the alternative, if New Valley is unable to accomplish this, it will seek to obtain an extension of such date or an exemption from the SEC or no-action position from the SEC staff with respect to registration under the Investment Company Act. However, no assurance can be given that New Valley will be successful in becoming engaged in such business or in obtaining an extension of such one-year period, and accordingly, there may be a risk that New Valley will become subject to the Investment Company Act. If either New Valley or the Company were required to register under the Investment Company Act, such company would be subject to a number of severe substantive restrictions on its operations, capital structure and management, including without limitation entering into transactions with affiliates. If New Valley were required to register under the Investment Company Act, the Company (as well as BGLS) would also have to register and, therefore, would be subject to the same substantive restrictions described above. In addition, registration under the Investment Company Act by BGLS would constitute a violation of the Indenture and certain other indentures to which BGLS is a party.

DEPENDENCE ON CERTAIN MANAGEMENT

        The Company is dependent upon the services of Bennett S. LeBow
(the "Chairman"), Chairman of the Board, President and Chief Executive Officer of the Company and BGLS. The loss to the Company of the Chairman could have a material adverse effect on the Company's operations.

                                  THE COMPANY

         The Company, a Delaware corporation founded in 1980, is principally engaged in the manufacture and sale of cigarettes and the acquisition of operating companies through a controlled subsidiary. The Company also has investments in a number of additional companies engaged in a diverse group of businesses. The Company's principal executive offices are located at 100 S.E. Second Street, Miami, Florida 33131, and its telephone number is (305) 579-8000. The Company is a publicly held corporation with its common stock listed on The New York Stock Exchange under the symbol "BGL".


         The Company's tobacco business is conducted principally through its wholly owned subsidiary, Liggett Group Inc.. Liggett is the fifth largest manufacturer of cigarettes in the United States in terms of unit sales. Liggett produces both full-price branded cigarettes (L&M, Chesterfield, Lark and Eve) as well as price/value cigarettes in over 300 combinations of lengths, styles and packaging.



         Additionally, the Company holds indirectly (through its subsidiaries, BGLS and NV Holdings) an approximately 42% voting interest in New Valley. New Valley emerged from bankruptcy reorganization proceedings in January 1995 and currently holds primarily cash and marketable securities which it is seeking to apply towards the acquisition of operating companies. See "RISK FACTORS" generally. The Company also has interests in such diverse businesses as computer output microfiche products and various businesses located in the Russian Republic ("Russia"), including cigarette manufacturing and real estate development. The Company is contemplating further investment in Russia and other countries that were part of the former USSR.


                              RECENT DEVELOPMENTS


         On August 28, 1995, New Valley received approval from the Federal Trade Commission to purchase up to fifteen percent (15%) of the voting securities of RJR Nabisco Holdings Corp. ("RJR). On October 30, 1995, the Company announced its intention to solicit consents from stockholders of RJR in support of, among other things, an advisory resolution approving an immediate spinoff of the Nabisco food business to RJR stockholders (the "Spinoff"). In connection therewith, the Company also indicated that it would propose a new slate of directors to replace the incumbent RJR board at RJR's 1996 Annual Meeting of Stockholders if such board does not commit prior to November 20, 1995, the deadline for proposing new directors, to effect the Spinoff.



                                USE OF PROCEEDS

         The net proceeds from the sale of the Shares will be received by the Selling Stockholder. None of the proceeds from any sales by the Selling Stockholder will be received by the Company.


                            SELLING SECURITY HOLDER

         The Shares registered pursuant to the Registration Statement are being offered for the account of Howard M. Lorber (the "Selling Stockholder"). The Selling Stockholder acts as a consultant to the Company and also serves as a member of the Board of Directors and President and Chief Operating Officer of New Valley. Pursuant to the two agreements described in the following paragraph, the Selling Stockholder owns or has the right to acquire 1,000,000 shares of the Company's common stock and the Shares offered hereby and by any applicable prospectus supplement represent all of such Company common stock. The Selling Stockholder will own no shares of the Company's common stock after completion of the offering.

         The Selling Stockholder acquired beneficial ownership of 500,000 of the Shares pursuant to an agreement dated as of January 1, 1994, as amended (the "Consulting Agreement"), between the Selling Stockholder and the Company. The Selling Stockholder acquired beneficial ownership of the remaining Shares pursuant to an agreement dated January 25, 1995 (the "Stock Option Agreement"). The Stock Option Agreement granted the Selling Stockholder options to purchase 500,000 Shares at $2.00 per share. The options granted to the Selling Stockholder under the Stock Option Agreement are exercisable over a ten year period, with the Selling Stockholder having the right to purchase up to 20% on the grant date and up to an additional 20% on each of the four anniversaries of the grant date.


                              PLAN OF DISTRIBUTION

         Any distribution of the Shares by the Selling Stockholder, or by pledgees, donees, transferees or other successors in interest, may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire the Shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on The New York Stock Exchange, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; or (c) directly or through brokers or agents in private sales at negotiated prices, or by any other legally available means. Unless otherwise set forth in any prospectus supplement, (i) the obligations of any underwriter to purchase any of the Shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such Shares, if any are purchased and (ii) any such agent will be acting on a best efforts basis for the period of its appointment.

         The Selling Stockholder and such underwriters, brokers, dealers or agents, upon effecting the sale of the Shares, may be considered "underwriters" as that term is defined by the Securities Act.

         Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees.

         At the time a particular offering of Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the amount of Shares being offered and the terms of the offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Stockholder, any discounts, commissions and other items constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

         All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Commissions and discounts, if any, attributable to the sale of the Shares will be borne by the Selling Stockholder. The Selling Stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company and the Selling Stockholder have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the Shares, including liabilities arising under the Securities Act.


                                    EXPERTS

         The consolidated financial statements included in the Company's Annual Report on Form 10-K as of December 31, 1994 and 1993 and the related consolidated statements of operations, stockholder's equity (deficit) and cash flows of the Company for each of the three years in the period ended December 31, 1994 incorporated by reference herein in reliance on the report, which includes explanatory paragraphs relating to uncertainty as to the ultimate outcome of certain pending legislation against the Company and the Company's change in accounting in 1993 for post-retirement benefits other than pensions to conform with Statement of Financial Accounting Standards No. 106, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing. The consolidated financial statements of New Valley included in the Company's Annual Report on Form 10-K as of December 31, 1993 and 1994 and for each of the three years in the period then ended incorporated by reference herein have been so included in reliance on the report of Price Waterhouse LLP given on the authority of said firm as experts in auditing and accounting.


                               VALIDITY OF SHARES

         The validity of the Shares offered hereby is being passed upon for the Company by Marc N. Bell, Esq., General Counsel of the Company.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, and State of Florida, on the 3rd day of November 1995.



                                              BROOKE GROUP LTD.




                                              By:    /s/ BENNETT S. LeBOW
                                                  ----------------------------
                                                     Bennett S. LeBow
                                                       Chairman of the board of
                                                       Directors, President and
                                                       Chief Executive Officer




         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated on November 3, 1995.




         *   /s/ BENNETT S. LEBOW            Chairman of the Board of
         -----------------------------       Directors, President and
                Bennett S. LeBow             Chief Executive Officer
                                             (Principal Executive Officer)



         *    /s/ GERALD E. SAUTER           Vice President, Chief Financial
         -----------------------------       Officer and Treasurer (Principal
               Gerald E. Sauter              Financial Officer and Principal
                                             Accounting Officer)


         *    /s/ ROBERT J. EIDE             Director
         -----------------------------
                Robert J. Eide


         *   /s/ JEFFREY S. PODELL           Director
         -----------------------------
               Jeffrey S. Podell


* Marc N. Bell, by signing his name hereto, does sign this document on behalf of the persons indicated above pursuant to a power of attorney duly executed by such persons and filed with the Securities and Exchange Commission.


                                       By: /s/ MARC N. BELL
                                           -----------------------------------
                                           Marc N. Bell
                                           Attorney-In-Fact